SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

__________________

FORM S-8

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
__________________

POPULAR, INC.
(Exact name of registrant as specified in its charter)

Puerto Rico	66-0416582
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

209 Muñoz Rivera Avenue Hato Rey, Puerto Rico	00918
(Address of principal executive offices)	(Zip code)

EQUITY ONE, INC. SAVINGS & RETIREMENT PLAN
(Full title of the plan)

__________________

Jorge A. Junquera
209 Muñoz Rivera Avenue
Hato Rey, Puerto Rico 00918
(Name and address of agent for service)

(787) 765-9800
(Telephone number, including area code, of agent for service)

__________________

Copies to:

Donald J. Toumey
Sullivan & Cromwell
125 Broad Street
New York, New York 10004

__________________

CALCULATION OF REGISTRATION FEE

Title of each Class		Proposed Maximum	Proposed Maximum
of Securities to be	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Registered	Registered(1)(2)	Share(3)	Price(3)	Registration Fee

Common Stock, par value $6 per share, together with attached rights to purchase Series A Participating Cumulative Preferred Stock, no par value	500,000 Shares	$31.65	$15,825,000	$1,455.90

(1)	The amount being registered also includes an indeterminate number of shares of Common Stock which may be issuable as a result of stock splits, stock dividends and antidilution provisions and other terms, in accordance with Rule 416 under the Securities Act.

(2)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered and sold pursuant to the Equity One, Inc. Savings & Retirement Plan.

(3)	Estimated solely for the purpose of calculating the registration fee. Such estimate has been computed in accordance with
Rule 457(h) based upon the average of the high and low price of the Common Stock on the NASDAQ National Market System on October 30, 2002, namely $31.65.

PART I
INFORMATION REQUIRED IN THE PROSPECTUS
PART II
Item 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
Item 4. DESCRIPTION OF CAPITAL STOCK
Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL
Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS
Item 7. EXEMPTION FROM REGISTRATION CLAIMED
Item 8. EXHIBITS
Item 9. UNDERTAKINGS
SIGNATURES
EXHIBIT INDEX
EX-4.4(A) BASIC SAVINGS PLAN FOR EQUITY ONE, INC.
EX-4.4(B) ADOPTION AGREEMENT FOR EQUITY ONE, INC.
EX-4.4(C) BANKERS TRUST COMPANY CUSTODIAL TRUST
EX-4.4(D) AMENDMENT NO. 1 FOR EQUITY ONE SAVINGS
EX-5 OPINION OF PIETRANTONI MENDEZ & ALVAREZ LLP
EX-23.1 CONSENT OF INDEPENDENT ACCOUNTANTS
EX-23.2 CONSENT OF INDEPENDENT ACCOUNTANTS

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

     As permitted by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this Registration Statement as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by Popular, Inc. (the “Company”) and the Equity One, Inc. Savings & Retirement Plan (the “Plan”) are incorporated herein by reference:

     (1)  The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (File No. 0-13818);

     (2)  The Annual Report on Form 11-K for the year ended December 31, 2001 for the Equity One, Inc. Savings & Retirement Plan (File No. 0-13818);

     (3)  The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002. (File No. 0-13818);

     (4)  The Company’s Current Reports on Form 8-K filed with the Commission on January 11, 2002, April 12, 2002, May 16, 2002, July 11, 2002, August 15, 2002 and October 10, 2002 (File No. 0-13818);

     (5)  The description of the Company’s Common Stock set forth in the Company’s Registration Statement on Form 8-A, filed with the Commission on August 18, 1988 (File No. 0-13818), and any amendment or report filed for the purpose of updating any such description; and

     (6)  The description of the Company’s Stockholder Protection Rights Agreement set forth in the Company’s Registration Statement on Form 8-A (File No. 0-13818), filed with the Commission on August 28, 1998, and any amendment or report filed for the purpose of updating such description.

     All documents filed by the Company and the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. DESCRIPTION OF CAPITAL STOCK

     Not applicable. The Company’s Common Stock is registered under Section 12 of the Exchange Act.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

     Not applicable.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article ELEVENTH of the Restated Certificate of Incorporation of the Corporation provides the following:

     (1)  The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the written request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     (2)  The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the written request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     (3)  To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraph 1 or 2 of this Article ELEVENTH, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney’s fees) actually and reasonably incurred by him in connection therewith.

     (4)  Any indemnification under paragraph 1 or 2 of this Article ELEVENTH (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth therein. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders.

     (5)  Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this Article ELEVENTH.

     (6)  The indemnification provided by this Article ELEVENTH shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     (7)  By action of its Board of Directors, notwithstanding any interest of the directors in the action, the Corporation may purchase and maintain insurance, in such amounts as the Board of Directors deems appropriate, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the written request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power or would be required to indemnify him against such liability under the provisions of this Article ELEVENTH or of the General Corporation Law of the Commonwealth of Puerto Rico.

     Section 2652 of Title 14, Laws of Puerto Rico Annotated, provides the following:

     Every corporation created under the provisions of this subtitle shall have the power to —

     ***   (n) Reimburse to all directors and officers or former directors and officers, or any person who, at the request of the corporation, has rendered services as a director or officer of another corporation of which the corporation is a stockholder or creditor, the expenses which necessarily or in fact were incurred with respect to the defense in any action, suit or proceeding in which such persons, or any of them, are included as a party or parties for having been directors or officers of one or another corporation, pursuant to the provisions of § 2728 of this title.

     Section 2728 of Title 14, Laws of Puerto Rico Annotated, provides the following:

     (a)  A corporation may compensate any person who is, has been a party, or is under threat of becoming a party to any imminent, pending or resolved civil, criminal, administrative or investigative action, suit or proceeding (except an action initiated by the corporation or initiated to protect the interests of the corporation), because the person has been or is a director, officer, employee or agent of the corporation, or had been or is functioning at the request of the corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or any other enterprise. The compensation may include the expenses incurred in a reasonable manner, including attorneys’ fees, adjudication or judgments, fines and amounts paid upon settling such action, suit or proceeding, if the person acted in good faith and in a manner which the person reasonably deemed consistent with the best interests of the corporation and not opposed thereto, and that with respect to any criminal action or proceeding, the person did not have reasonable cause to believe that his conduct was unlawful.

     (b)  A corporation may compensate any person who is, has been a party, or is under threat of becoming a party to any imminent, pending or resolved action, suit or proceeding initiated by the corporation or initiated to protect the interests of the corporation to procure a judgment in its favor because the person is or has been a director, officer, employee or agent of the corporation, or is or has been in office at the request of the corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or any other enterprise. The compensation may include the expenses incurred in a reasonable manner, including attorneys’ fees, with respect to the defense or settlement of such action or suit, if the person acted in good faith and in a manner he reasonably deemed consistent with the best interests of the corporation and not opposed thereto.

     ***   (f) The compensation and advance of expenses provided in this section shall not be deemed to exclude any other right which those seeking the compensation or advance may have, pursuant to any bylaws, agreement, vote of uninvolved stockholders or directors, or otherwise, with regard to their actions, both in their official capacity or otherwise.

     In addition, the Company maintains a directors’ and officers’ liability insurance policy.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

Item 8. EXHIBITS

Exhibit
Number	Description of Exhibits

4.1	Restated Certificate of Incorporation of the Company, incorporated by reference to Exhibit 4(a) to the registrant’s Registration Statement on Form S-3 (Nos. 333-26941, 333-26941-01 and 333-26941-02) filed with the Commission on May 12, 1997.
4.2	By-laws of the Company, as amended, incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-8 (No. 333-80169) filed with the Commission on June 8, 1999.
4.3	Specimen of Certificate of the registrant’s Common Stock, par value $6 per share, incorporated by reference to Exhibit 4.1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (No. 0-13818)
4.4(a)	Basic Savings Plan for the Equity One, Inc. Savings & Retirement Plan.
4.4(b)	Adoption Agreement for the Equity One, Inc. Savings & Retirement Plan.
4.4(c)	Bankers Trust Company, N.A. Custodial Trust Agreement for the Equity One, Inc. Savings & Retirement Plan.
4.4(d)	Amendment Number One for the Equity One, Inc. Savings & Retirement Plan.
4.5	Stockholder Protection Rights Agreement, dated as of August 13, 1998, between Popular, Inc. and Banco Popular de Puerto Rico as Rights Agent, including form of Rights Certificate attached as Exhibit B thereto, incorporated by reference to Exhibit 4.1 of Popular, Inc.’s Current Report on Form 8-K, dated August 13, 1998 and filed with the Commission on August 21, 1998 (No. 0-13818)
4.6	Certificate of Designation, Preference and Rights of Popular, Inc.’s Series A Participating Cumulative Preferred Stock, incorporated by reference to Exhibit 99.1 of Popular, Inc.’s Current Report on Form 8-K dated and filed on August 3, 1999 (No. 0-13818)

Exhibit
Number	Description of Exhibits

5	Opinion of Pietrantoni Méndez & Alvarez LLP, regarding compliance with ERISA.
23.1	Consent of Independent Accountants of Popular, Inc.
23.2	Consent of Independent Accountants of Equity One, Inc. Savings & Retirement Plan.
23.3	Consent of Pietrantoni Méndez & Alvarez LLP (included in Exhibit 5)
24	Powers of Attorney (included on pages II-7 through II-9)

Item 9. UNDERTAKINGS

     (a)  The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person against the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Juan, Commonwealth of Puerto Rico, on this 1st day of November, 2002.

POPULAR, INC.
(Registrant)

By	/s/ Jorge A. Junquera

Name: Jorge A. Junquera
Title: Senior Executive Vice President and Director

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard L. Carrion, David H. Chafey, Jr., Jorge A. Junquera, Orlando Berges, Amílcar Jordán and Roberto R. Herencia, and each of them individually, his true and lawful attorneys-in-fact and agents, with full power and in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement, and to file such Registration Statement and all such amendments or supplements, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue thereof.

Signature	Title	Date

/s/ Richard L. Carrión Richard L. Carrión	Chairman of the Board, President and Chief Executive Officer	November 1, 2002

/s/ Antonio Luis Ferré Antonio Luis Ferré	Vice Chairman of the Board and Director	November 1, 2002

/s/ Juan J. Bermúdez Juan J. Bermúdez	Director	November 1, 2002

/s/ Jose B. Carrión, Jr. Jose B. Carrión, Jr.	Director	November 1, 2002

/s/ David H. Chafey, Jr. David H. Chafey, Jr.	Senior Executive Vice President and Director	November 1, 2002

/s/ Héctor R. González Héctor R. González	Director	November 1, 2002

/s/ Jorge A. Junquera Jorge A. Junquera	Senior Executive Vice President and Director (Chief Financial Officer)	November 1, 2002

/s/ Manuel Morales, Jr. Manuel Morales, Jr.	Director	November 1, 2002

/s/ Francisco M. Rexach, Jr. Francisco M. Rexach, Jr.	Director	November 1, 2002

/s/ Felix J. Serrallés Nevares Felix J. Serrallés Nevares	Director	November 1, 2002

/s/ Julio E. Vizcarrondo, Jr. Julio E. Vizcarrondo, Jr.	Director	November 1, 2002

/s/ Amílcar Jordán Amílcar Jordán	Senior Vice President (Principal Accounting Officer)	November 1, 2002

     The Plan. Pursuant to the requirements of the Securities Act of 1933, the persons who administer the employee benefit plan have duly caused this registration statement to be signed on behalf of such plan by the undersigned, thereunto duly authorized, in the City of Marlton, New Jersey, on this 1st day of November, 2002.

Equity One, Inc. Savings & Retirement Plan

By:	/s/ Cameron Williams
Cameron Williams
President

EXHIBIT INDEX

Exhibit
Number	Description of Exhibits

4.1	Restated Certificate of Incorporation of the Company, incorporated by reference to Exhibit 4(a) to the registrant’s Registration Statement on Form S-3 (Nos. 333-26941, 333-26941-01 and 333-26941-02) filed with the Commission on May 12, 1997.
4.2	By-laws of the Company, as amended, incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-8 (No. 333-80169) filed with the Commission on June 8, 1999.
4.3	Specimen of Certificate of the registrant’s Common Stock, par value $6 per share, incorporated by reference to Exhibit 4.1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (No. 0-13818)
4.4(a)	Basic Savings Plan for the Equity One, Inc. Savings & Retirement Plan.
4.4(b)	Adoption Agreement for the Equity One, Inc. Savings & Retirement Plan.
4.4(c)	Bankers Trust Company, N.A. Custodial Trust Agreement for the Equity One, Inc. Savings & Retirement Plan.
4.4(d)	Amendment Number One for the Equity One, Inc. Savings & Retirement Plan.
4.5	Stockholder Protection Rights Agreement, dated as of August 13, 1998, between Popular, Inc. and Banco Popular de Puerto Rico as Rights Agent, including form of Rights Certificate attached as Exhibit B thereto, incorporated herein by reference to Exhibit 4.1 of Popular, Inc.’s Current Report on Form 8-K, dated August 13, 1998 and filed with the Commission on August 21, 1998 (No. 0-13818)
4.6	Certificate of Designation, Preference and Rights of Popular, Inc.’s Series A Participating Cumulative Preferred Stock, incorporated by reference to Exhibit 99.1 of Popular, Inc.’s Current Report on Form 8-K dated and filed on August 3, 1999 (No. 0-13818)
5	Opinion of Pietrantoni Méndez & Alvarez LLP, regarding compliance with ERISA.
23.1	Consent of Independent Accountants of Popular, Inc.
23.2	Consent of Independent Accountants of Equity One, Inc. Savings & Retirement Plan.
23.3	Consent of Pietrantoni Méndez & Alvarez LLP (included in Exhibit 5).
24	Powers of Attorney (included on pages II-7 through II-9)